                                                                  EXHIBIT (e)(5)


                  [LETTERHEAD OF CYPRESS COMMUNICATIONS, INC.]




CONFIDENTIAL



                               December 14, 2001



W. Frank Blount
Chairman and Chief Executive Officer
Cypress Communications, Inc.
15 Piedmont Center, Suite 100
Atlanta, Georgia 30305


         RE:      SEVERANCE AGREEMENT


Dear Frank:

         This letter sets forth the terms of the modifications to which we have agreed concerning your current and future employment. For the consideration set forth below and for other good and valuable consideration, you and Cypress Communications, Inc. ("Cypress") agree as follows:

1. Termination of Employment Agreement. The Employment Agreement between Cypress Communications, Inc. and W. Frank Blount dated May 31, 2000 (the "Employment Agreement"), is herby terminated effective December 7, 2001, and both parties hereby disclaim, waive and relinquish any and all rights, obligations, liabilities and consideration due or owing thereunder.

2. Terms of Continued Employment. You will continue in your current capacity as Chairman and Chief Executive Officer of Cypress at the discretion of the Board of Directors. During such time you will receive salary at the annualized rate of $400,000.00 (Four Hundred Thousand Dollars). Any stock option grant(s) previously made to you shall remain in effect and shall be governed by the terms set forth in such grants and the applicable stock option plan(s).

Letter to W. Frank Blount
December 14, 2001
Page 2




3. Separation Payment. Subject to the eligibility requirements set forth hereinafter, Cypress will pay to you, a Separation Payment equal to $400,000.00 (Four Hundred Thousand Dollars) less standard deductions and withholdings.

         a. Eligibility. You will receive the Separation Payment in the event that: (i) your employment with Cypress is involuntarily terminated "without cause", (ii) you resign for "good reason", (iii) upon a "change in control" by the approval of the stockholders of any plan or proposal for the liquidation or dissolution of the Company and
         (aa) your employment with Cypress is involuntarily terminated "without cause" or (bb) you resign for "good reason", or (iii) upon a "change in control" other than by the approval of the stockholders of any plan or proposal for the liquidation or dissolution of the Company. Receipt of the Separation Payment is also contingent upon your execution and delivery to Cypress of a Separation Agreement, Release and Promise Not to Sue (the "Release") in the form attached as Exhibit "A" to this letter.

         b. Timing of Separation Payment. The Separation Payment shall be paid in four equal quarterly installments beginning on the first of each quarter following the termination of your employment. However, in the event that there is a "change in control" other than by the approval of the stockholders of any plan or proposal for the liquidation or dissolution of the Company, the Separation Payment shall be paid to you not in four equal quarterly installments, but in one lump sum within ten (10) days after the effective date of the "change in control."

         c. Change in Control. As used herein, the term change in control shall be defined in the same manner as set forth in Section 15 (c) of the 2000 Cypress Communications, Inc. Stock Option and Incentive Plan.

         d. Resignation. As used herein, a resignation shall be for "good reason" if you resign following any reduction in your base salary, assignment to you of duties that are inconsistent with your position as Chairman and Chief Executive Officer of Cypress, relocation of your office to a location outside of the Atlanta metropolitan area, or a diminution in your title.

         e. Involuntary Termination Without Cause. An involuntary termination without cause is any termination of employment initiated by Cypress for reasons other than "for cause" as hereinafter defined. As used herein, the term termination for "cause" means that Cypress, acting in good faith based upon information then known to the company, determines that you have (i) engaged in or committed willful misconduct, gross negligence, theft, fraud or other illegal conduct,
         (ii) refused or demonstrated unwillingness to perform normal job duties or performed such duties in an unsatisfactory manner, (iii) undertaken any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the company, or (iv) violated any fiduciary duty or other duty of loyalty; provided, however, that with respect to violations under clauses (ii), (iii) or (iv), your

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Letter to W. Frank Blount
December 14, 2001
Page 3




         employment cannot be terminated for "cause" unless the company gives you written notice of its intent to terminate your employment and the reasons for such termination and you do not cure same within thirty days after receiving such notice. In the event your employment is terminated for "cause," you shall receive only that compensation earned through the date of such termination and no further.


4. Employment At Will. Commencing as of the date hereof, your employment is at will. In other words, either party may terminate the employment relationship with or without cause or notice at any time, subject to the terms of this letter agreement.

5.       Confidentiality.  The terms of this offer are strictly confidential.

6. Successors and Assigns. The terms and conditions of this letter agreement shall be binding upon Cypress, its heirs, executors, administrators, purchasers, successors and assigns.

         Please execute this letter agreement in the space provided below and returning it to me at Cypress Communications, Inc., Fifteen Piedmont Center, Suite 100, Atlanta, Georgia 30305. Please feel free to contact me if you have any questions.


                                       Yours very truly,

                                       CYPRESS COMMUNICATIONS, INC.


                                       By: /s/ R. Stanley Allen
                                           -------------------------------
                                           R. Stanley Allen
                                           Vice Chairman




Agreed and accepted this 17th day of December, 2001.


/s/ W. Frank Blount
--------------------------------------------
W. FRANK BLOUNT

                                   EXHIBIT "A"

                          FORM OF SEPARATION AGREEMENT,
                         RELEASE AND PROMISE NOT TO SUE
                         ------------------------------
                            (including ADEA release)


         This Separation Agreement, Release and Promise Not to Sue (hereinafter referred to as "Release") is given on this _____ day of ________________, 200___, by W. FRANK BLOUNT ("Employee"), in favor of and for the benefit of CYPRESS COMMUNICATIONS, INC., and all of its subsidiaries, divisions, related companies, affiliates, owners, directors, officers, managers, employees, agents, attorneys and successors ("Cypress").

         For the consideration contained in this Release, Cypress and Employee hereby agree on their own behalf and on behalf of their heirs, executors, administrators, successors and assigns as follows:

1. Resignation. Employee's employment will terminate effective ________________, 200___.

2.       Consideration. This Release is given in consideration of the following:

         (a) Separation Payment. Cypress will (i) pay Employee's salary/wages and continue Employee's health insurance through the Resignation Date and (ii) pay Employee a separation payment equal to one years' salary, i.e., Four Hundred Thousand and No/100 Dollars ($400,000.00), minus standard deductions and withholdings (the "Separation Payment"). Subject to paragraphs 7(c) and 7(d) below, Cypress will pay the Separation Payment to Employee in four equal quarterly installments, commencing with a payment in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) on the Resignation Date, and, thereafter, in the same amount on the last day of each subsequent calendar quarter until extinguished, provided, however, that Cypress will pay Employee the entire Separation Payment or any remaining balance thereof within ten (10) days after a "change of control," as defined in Section 15(c) of the Cypress Communications, Inc. 2000 Stock Option and Incentive Plan. Wages and benefits will be paid in the ordinary course of business.

         (b) Release and Promise Not to Sue. Employee forever discharges and knowingly, voluntarily and unconditionally releases Cypress from and forever promises not to sue Cypress on any and all claims, demands, rights and causes of action Employee now has or may have against Cypress up to the date Employee signs this Release, including, but not limited to, claims of money, demands, rights and causes of action arising under the Employment Agreement between Cypress Communications, Inc. and W. Frank Blount dated May 31, 2000 (the "Employment Agreement"), the company's Executive Officer Severance Plan, or any other company compensation or bonus plan, or any Minutes, correspondence or other documents relating thereto (excluding the 2000


                               Exhibit A, Page 1
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Stock Option and Incentive Plan (the "Stock Option Plan")); Title VII of the
Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Age Discrimination in Employment Act (ADEA); the Employee Retirement Income Security Act of 1974 (ERISA); the Americans With Disabilities Act (ADA); the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA); or any other federal law, state law, municipal law, common law, or action arising in equity, or in contract, or in tort, including, but not limited to, all wrongful discharge claims, all claims relating to any contracts of employment, express or implied, all claims for breach of the covenant of good faith and fair dealing, express or implied, all other laws, regulations, or ordinances relating to employment discrimination, and all claims for attorney's fees and costs. Employee acknowledges and agrees that this Release terminates and extinguishes any all claims, demands, rights and causes of action Employee now has or may have against Cypress under the Employment Agreement between Employee and Cypress or any other compensation or separation plan or agreement relating to Employee's employment, except for the Stock Option Plan.

5. Accord and Satisfaction. Employee acknowledges that the payment of the monies and continuation of benefits set forth in paragraph 2(a) is in full accord and satisfaction of any and all claims Employee has or may have against Cypress up to the date Employee signs this Release, including, without limitation, claims related to Employee's employment, the elimination of Employee's position with Cypress, and the termination of Employee's employment. Employee acknowledges the amounts and continuation of benefits in paragraph 2(a) above to be in addition to the amounts to which Employee would be otherwise entitled as an employee of Cypress. Employee acknowledges these amounts to be sufficient consideration for this Release.

6. No Admission of Wrongdoing or Liability. The payment of the monies and continuation of benefits set forth in paragraph 2(a) shall not in any way be construed as an admission by Cypress of any wrongdoing or liability in connection with the employment of Employee, the elimination of Employee's position with Cypress, or the termination of Employee's employment. No statement in this Release or payment made pursuant to this Release constitutes, nor should it be deemed to constitute, an admission by Cypress of any violation of law or any wrongdoing whatsoever.

7.       Notice of Rights.

         (a) Employee understands and acknowledges that Employee has the right to consult with an attorney, and Employee acknowledges that Employee is hereby advised to consult with an attorney prior to executing this Release.

         (b) Employee understands and acknowledges that for a period of at least forty-five (45) days from the date Employee receives this Release Employee has the right to deliberate upon whether to sign this Release and agree to the terms of this Release. Employee understands, however, that Employee does not have to utilize the full forty-five (45) day deliberation period, and that the forty-five (45) day deliberation period ends immediately upon Employee signing this Release.


                               Exhibit A, Page 2
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         (c)      Employee declares that Employee freely and willingly gives this Release and was not forced in any manner to sign it. Employee understands that if Employee wishes to revoke this Release, Employee has seven (7) days from the date Employee signs the Release in which to make such a revocation, and the Release is not effective or enforceable until the seven (7) day revocation period has expired. Employee agrees that in order to make this revocation, Employee shall do so by sending via facsimile and by mailing notice of the revocation via certified mail to: Mr. William G. Glass, Director, Human Resources, Cypress Communications, Inc., 15 Piedmont Center, Suite 100, Atlanta, Georgia 30305. The revocation so made shall be deemed effective on the date faxed and mailed to Mr. Glass provided that the revocation notice is sent via facsimile and mailed within seven (7) days from the date Employee signs the Release.

         (d) Employee acknowledges that Employee has received the Statement of Rights under the ADEA, including Schedule 1 providing a list of job titles and ages of all individuals who have been selected for this employment termination program, and Schedule 2 providing the ages of all individuals in the same job classification or organizational unit who have not been selected for this employment termination program.

8. Entire Agreement. This Release, along with any other existing written agreements relating to confidentiality, solicitation of customers, or competition, which shall remain in full force and effect simultaneously with this Release under the terms of those other agreements, constitutes the entire agreement between Employee and Cypress pertaining to the subject matter contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral. It is expressly understood and agreed that this Release, along with any other existing written agreements relating to confidentiality, solicitation of customers, or competition, may not be altered, amended, modified or otherwise changed in any respect whatsoever except in writing duly executed by the undersigned and an authorized representative of Cypress.

9. Contract. This Release is a contract between Employee and Cypress and not merely a recital.

10. Confidentiality. Employee agrees that Employee will not in any way communicate or discuss the terms of this Release, including, but not limited to, the amount paid to Employee, with any person other than Employee's attorney, tax preparer and immediate family. "Immediate family" is defined as Employee's spouse and children, as applicable. Employee agrees that Employee will inform these persons of the confidential nature of this Release. In the event Employee breaches the confidentiality provision set forth in this paragraph, the parties agree that Cypress may present this Release to a court of competent jurisdiction to obtain injunctive and/or monetary relief, including liquidated damages.

11. Applicable Law. The laws of the state of Georgia shall govern the interpretation and performance of this Release should any dispute arise concerning or related to this Release. Furthermore, Employee expressly agrees to submit to the


                               Exhibit A, Page 3
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jurisdiction of the Courts of the State of Georgia and agrees that the venue of any action or proceeding arising out of or relating to the terms of this Release shall be in either the United States District Court for the Northern District of Georgia or the Superior Court of the Atlanta Judicial Circuit in and for Fulton County, Georgia.

12. Severability. It is understood and agreed that the provisions of this Release are severable and, should any provision or provisions hereof be found unenforceable, the other provisions shall remain fully valid and enforceable.

13. Breadth of Release. This Release is intended to fully, completely, and forever resolve all disputes based upon events, omissions, or acts occurring on or prior to its execution as well as all other issues or claims in any way arising out of or connected with the prior employment of Employee with Cypress and its predecessors or the termination of that employment.

14. Acknowledgement. Employee acknowledges that Employee has carefully read this Release, which is comprised of four (4) pages in its entirety, and that Employee fully understands its provisions and its final and binding effect, and that Employee is freely, willingly and voluntarily signing this Release and was not forced in any manner to sign it.



                                                      --------------------------
                                                      W. Frank Blount


                                                      --------------------------
                                                      DATE


Sworn to and subscribed before me

this        day of                , 2001.
     ------        ---------------


Notary Public

My commission expires:


                                         FOR CYPRESS COMMUNICATIONS:


                                         By:
                                            ------------------------------------
                                            R. Stanley Allen
                                            Chairman and Chief Executive Officer


                               Exhibit A, Page 4